Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251802

PROSPECTUS

Reviva Pharmaceuticals Holdings, Inc.

Up to 2,396,070 Shares of Common Stock

6,881,313 Shares of Common Stock Issuable Upon Exercise of Warrants

15,183 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of up to an aggregate of up to 6,881,313 shares of our common stock, $0.0001 par value per share (the “Common Stock”) that are issuable upon the exercise of (i) warrants (the “Public Warrants”) originally issued in the initial public offering, or the “IPO” of Tenzing (as defined herein), at an exercise price of $11.50 per share of Common Stock and (ii) Private Warrants (as defined herein), at an exercise price of $11.50 per share of Common Stock.

This prospectus also relates to the offer and sale by the Selling Securityholders identified in this prospectus, or their permitted transferees, of:

(a)

up to 2,396,070 shares of Common Stock, including (i) shares of Common Stock that were issued pursuant to the Side Letter (as defined herein), (ii) shares of Common Stock that were issued pursuant to the Non-Redemption Agreement (as defined herein), (iii) founder shares of Common Stock (the “Founder Shares”), which were issued to Tenzing LLC (“Sponsor”), (iv) shares of Common Stock that were issued as part of the private placement of units (the “Private Placement Units”)  that took place simultaneously with the closing of Tenzing’s IPO, some of which were issued to Sponsor (“Sponsor’s Private Placement Shares”); (v) shares of Common Stock held by the Backstop Investors (as defined herein), (vi) shares of Common Stock held by the holders of the former Reviva Notes (as defined here in), (vii) shares of Common Stock (the “Working Capital Shares”) issued upon conversion of the Working Capital Notes (as defined herein) and (viii) shares of Common Stock underlying the Private Warrants; and

(b)	up to 15,183 outstanding warrants (the “Privates Warrants” and together with the Public Warrants, the “Warrants”).

We will not receive any proceeds from the sale of shares of Common Stock or Private Warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Public Warrants or the Private Warrants to the extent such Public Warrants or Private Warrants, as applicable, are exercised with cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Our Common Stock and warrants are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “RVPH” and “RVPHW,” respectively. On March 16, 2022 the closing price of our Common Stock was $1.80 per share and the closing price of our warrants was $0.23 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 22, 2022

INTRODUCTORY NOTE

Closing of Merger

On December 14, 2020 (the “Closing Date”), Reviva Pharmaceuticals Holdings, Inc., a Delaware corporation and the successor by re-domiciliation to Tenzing Acquisition Corp., a British Virgin Islands exempted company (“Tenzing”), Tenzing Merger Subsidiary Inc., a Delaware corporation and wholly-owned subsidiary of Tenzing (“Merger Sub”), and Reviva Pharmaceuticals, Inc., a Delaware corporation (together with its consolidated subsidiaries, “Old Reviva”), consummated a business combination (the “Business Combination”) through the merger (the “Closing”) of Merger Sub with and into Reviva (the “Merger”), contemplated by the Agreement and Plan of Merger, dated as of July 20, 2020 (as amended, the “Merger Agreement”), by and among Tenzing, Merger Sub, Old Reviva, and the other parties thereto. Pursuant to the Merger Agreement, Merger Sub merged with and into Old Reviva, with Old Reviva as the surviving company in the Merger and, after giving effect to such Merger, Old Reviva becoming a wholly-owned subsidiary of Reviva Pharmaceuticals Holdings, Inc. (together with its consolidated subsidiaries after the Closing Date, “New Reviva”).

On December 11, 2020, in advance of and in connection with the Closing, and pursuant to the terms of the Merger Agreement, Tenzing changed its jurisdiction of organization by continuing out of the British Virgin Islands and re-domiciling to a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

On the Closing Date, (i) all shares of Old Reviva common stock and Old Reviva preferred stock (together, “Reviva Stock”) issued and outstanding immediately prior to the Closing converted into the right to receive shares of Common Stock of New Reviva, par value $0.0001 per share (the “Common Stock”); (ii) each issued and outstanding warrant to acquire shares of Old Reviva common stock were assumed by New Reviva and automatically converted into a warrant for Common Stock, with its price and number of shares equitably adjusted based on the terms of the Merger Agreement (the “Assumed Warrants”); and (iii) each outstanding option to acquire Old Reviva common stock (whether vested or unvested) were assumed by New Reviva and automatically converted into an option to acquire shares of Common Stock, with its price and number of shares equitably adjusted based on the terms of the Merger Agreement.

Unless the context otherwise requires, references in this prospectus to “Reviva”, the “Company”, “us”, “we”, “our” and any related terms prior to the closing of the Business Combination are intended to mean Reviva Pharmaceuticals, Inc., a Delaware corporation, and its consolidated subsidiaries, and after the closing of the Business Combination, Reviva Pharmaceuticals Holdings, Inc., a Delaware corporation and its consolidated subsidiaries.

Maxim Side Letter

Pursuant to that certain underwriting agreement, dated as of August 20, 2018 (the “Underwriting Agreement”), by and between Tenzing and Maxim Group LLC (“Maxim Group,” the underwriter of Tenzing’s initial public offering (the “IPO”)), Maxim Group was entitled to an aggregate cash payment of $2,213,750 (the “Deferred Underwriting Commission”) payable upon the Closing. In connection with the Closing, on December 14, 2020, Tenzing entered into a letter agreement (the “Side Letter”) with Maxim Group, which Side Letter provided that in lieu of the payment of $2,113,750 of the Deferred Underwriting Commission in cash, Tenzing would, at the Closing, issue to Maxim Group’s affiliate, Maxim Partners, LLC (“Maxim Partners,” and together with Maxim Group, “Maxim”), an aggregate of 300,000 shares of Common Stock (the “Side Letter Shares”), with the remaining $100,000 of the Deferred Underwriting Commission being paid in cash upon the Closing. Maxim was also given certain registration rights in the Side Letter.

Backstop Agreements

On October 21, 2020, Tenzing entered into backstop agreements (the “Initial Backstop Agreements”) with Reviva and certain investors (the “Initial Backstop Investors”) in connection with the Business Combination. Pursuant to the Backstop Agreements, the Backstop Investors agreed to (i) purchase in the aggregate, among all Backstop Investors, a total of 417,518 of Tenzing’s ordinary shares in open market or private transactions (the “Backstop Shares”), (ii) hold and not transfer, grant any proxies or powers of attorney, or incur any liens with respect to, such Backstop Shares through the closing of the Business Combination, and (iii) not redeem any Backstop Shares in connection with the Business Combination or any future extension of the Tenzing’s deadline to consummate its initial business combination prior to the closing of the Business Combination. In exchange, Tenzing agreed to issue to the Backstop Investors for each ten (10) Backstop Shares that they purchased and held without transfer, did not redeem and otherwise act in material compliance with the terms of the Backstop Agreement one (1) share (each, an “October 21 Additional Share”) of common stock of Tenzing after giving effect to the conversion of Tenzing from a British Virgin Islands company to a Delaware corporation, as contemplated by the Merger Agreement. The Backstop Investors were also given registration rights in the Backstop Agreements pursuant to which the Company filed a resale registration statement for the Additional Shares.

On October 22, 2020, Tenzing entered into an additional backstop agreement (the “Additional Backstop Agreement”, and together with the Initial Backstop Agreements, the “Backstop Agreements”) with Reviva, and an additional investor (the “Additional Backstop Investor, and together with the Initial Backstop Investors, the “Backstop Investors”) in connection with the Business Combination, pursuant to which such investor agreed to purchase 23,148 of Tenzing’s ordinary shares in open market or private transactions, and Tenzing agreed to issue up to 2,314 ordinary shares of Tenzing in connection therewith (the “October 22 Additional Shares,” and together with the October 21 Additional Shares, the “Additional Shares”). The Additional Backstop Agreements are on the same form and subject to the same terms and conditions as the Initial Backstop Agreements.

Working Capital Loans

In order to finance transaction costs in connection with a business combination, Sponsor made working capital loans to Tenzing prior to the consummation of the Business Transaction (the “Working Capital Loans”). Such working capital loans were evidenced by promissory notes. On December 14, 2020, in connection with the consummation of the Business Combination, Sponsor elected to have the Working Capital Loans converted, pursuant to the terms of the Working Capital Loans, into private units of Tenzing, resulting in the issuance of an aggregate of 197,500 shares of Common Stock (the “Working Capital Shares”) and warrants to purchase 197,500 shares of the Common Stock (the “Working Capital Warrants,” together with the Working Capital Shares, the “Conversion Securities”). Upon issuance of the Conversion Securities all of the existing obligations of the Company under the Working Capital Loans were satisfied in full and irrevocably discharged, terminated and released, and Sponsor retained no rights with respect to such Working Capital Loans, other than the registration rights provided pursuant to such Working Capital Loans.

On December 28, 2020, Sponsor conducted a liquidating distribution of all of the shares of Company Common Stock that it held on such date, including the Founder Shares, Sponsor’s Private Placement Shares, and Working Capital Shares, to its members (as permitted transferees pursuant to a liquidating distribution) and assigned its registration rights in connection with the distribution. As a result, each of the members of Sponsor have the same registration rights and transfer restrictions with respect to the shares of Company Common Stock, including the Founder Shares, Sponsor’s Private Placement Shares, and Working Capital Shares, received by such member pursuant to the liquidating distribution.

Non-Redemption Agreement

In connection with Tenzing’s shareholder approval of the Merger Agreement, on December 8, 2020, Tenzing entered into a Non-Redemption Agreement (the “Non-Redemption Agreement”) with Sponsor and a certain shareholder of the Company (the “Shareholder”). Pursuant to the Non-Redemption Agreement, on December 14, 2020 the Company and the Shareholder entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Shareholder was given certain registration rights with respect to (a) fifty-five thousand fifty (55,050) shares (the “Shareholder Additional Shares”) of Common Stock that were issued to the Shareholder at the Closing pursuant to the Non-Redemption Agreement, (b) three hundred forty-three thousand (343,000) Private Placement Warrants to acquire shares of Common Stock of the Company that were acquired by Sponsor as part of the private placement units issued to Sponsor in connection with Tenzing’s IPO, which Sponsor transferred to Shareholder on December 15, 2020 pursuant to the terms of the Non-Redemption Agreement, (c) the Working Capital Warrants, which Sponsor transferred to Shareholder on December 15, 2020 pursuant to the terms of the Non-Redemption Agreement (d) all shares of Common Stock issuable upon exercise of the Private Placement Warrants, (e) all shares of Common Stock issuable upon exercise of the Working Capital Warrants, and (f) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

The Reviva Notes

Prior to the Closing, Reviva issued an aggregate principal amount of up to $500,000 in unsecured convertible promissory notes to certain investors (the “Reviva Interim Period Notes”) to finance its ordinary course administrative costs and expenses and other expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The Reviva Interim Period Notes automatically converted, immediately prior to consummation of the Merger, and accordingly shared in the merger consideration, into a number of shares of Common Stock equal to the quotient (rounded down to the nearest whole share) obtained by dividing (A) the sum of all then outstanding principal under the Reviva Interim Period Notes on a date that was no more than five (5) days prior to Closing by (B) a conversion price equal to $0.831063.

In addition, prior to the Closing, Reviva issued an aggregate principal amount of up to $2,000,000 in unsecured convertible promissory notes to certain investors (the “Reviva Contingent Interim Period Notes,” and together with the Reviva Interim Period Notes, the “Reviva Notes”) to payoff and satisfy a judgment against Reviva issued by the District Court of Harris County, Texas and to finance its ordinary course administrative costs and expenses and other expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The Reviva Contingent Interim Period Notes automatically converted immediately prior to consummation of the Merger, and accordingly shared in the merger consideration, into a number of shares of Common Stock equal to the quotient (rounded down to the nearest whole share) obtained by dividing (A) the sum of all then outstanding principal under the Reviva Contingent Interim Period Notes on a date that was no more than five (5) days prior to Closing by (B) a conversion price equal to $1.163953.

The holders of shares of Common Stock issued upon conversion of the Reviva Notes hold certain registration rights, pursuant to which the Company filed a resale registration statement for such shares of Common Stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of the Public Warrants and Private Warrants. We will receive proceeds from any exercise of the Public Warrants or the Private Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Additional Information” and “Incorporation Of Certain Information By Reference.”

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Additional Information” and “Incorporation Of Certain Information By Reference.”

Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

PROSPECTUS SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 4 and the disclosures to which that section refers you, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus before investing in any of the securities described in this prospectus.

About Us

We are a clinical-stage biopharmaceutical company that discovers, develops, and seeks to commercialize next-generation therapeutics for diseases representing significant unmet medical needs and burden to society, patients, and their families. Our current pipeline focuses on the central nervous system, respiratory, and metabolic diseases. We use a chemical genomics driven technology platform and proprietary chemistry to develop new medicines. Our pipeline currently has two drug candidates, RP5063 (brilaroxazine) and RP1208. Both are new chemical entities discovered in-house. We have been granted composition of matter patents for both RP5063 and RP1208 in the United States (U.S.), Europe, and several other countries.

Our lead drug candidate, RP5063, is ready for continued clinical development for multiple neuropsychiatric indications. These include schizophrenia, bipolar disorder (BD), major depressive disorder (MDD), attention–deficit/hyperactivity disorder (ADHD), behavioral and psychotic symptoms of dementia or Alzheimer’s disease (BPSD), and Parkinson’s disease psychosis. Furthermore, RP5063 is also ready for clinical development for two respiratory indications — pulmonary arterial hypertension (PAH) and idiopathic pulmonary fibrosis (IPF). The U.S. Food and Drug Administration (FDA) has granted Orphan Drug designation to RP5063 for the treatment of PAH in November 2016 and IPF in April 2018.

On January 10, 2022, the FDA notified us that we may proceed with our Phase 3 trial for RP5063. On February 1, 2022, we announced that the first patients have been dosed in our Phase 3 RECOVER trial to assess RP5063 for the treatment of subjects with an acute exacerbation of schizophrenia. RECOVER is a global Phase 3, randomized, double-blind, placebo-controlled, multicenter study designed to assess the safety and efficacy of RP5063 in approximately 400 patients with acute schizophrenia compared to placebo.

Our primary focus is to complete the clinical development of RP5063 for the treatment of acute and maintenance schizophrenia.

Subject to the receipt of additional financing, we may also continue the clinical development of RP5063 for the treatment of BD, MDD, ADHD, BPSD, PDP, PAH and IPF. Moreover, subject to the receipt of additional financing, we may also advance the development of our second drug candidate, RP1208, for the treatment of depression and obesity.

Business Combination and Domestication

On December 14, 2020, our predecessor company, formerly known as Tenzing Acquisition Corp., a British Virgin Islands exempted company (“Tenzing”), and Reviva Pharmaceuticals, Inc., a Delaware corporation (together with its consolidated subsidiaries, “Old Reviva”), consummated the transactions (the “Business Combination”) contemplated by the Agreement and Plan of Merger, dated as of July 20, 2020 (as amended, the “Merger Agreement”), by and among Tenzing, Tenzing Merger Subsidiary Inc., a Delaware corporation and wholly-owned subsidiary of Tenzing (“Merger Sub”), Old Reviva, and the other parties thereto. Pursuant to the Merger Agreement, Merger Sub merged with and into Old Reviva, with Old Reviva surviving as our wholly owned subsidiary. We refer to this transaction as the Business Combination. In connection with and one day prior to the completion of the Business Combination, Tenzing re-domiciled out of the British Virgin Islands and continued as a company incorporated in the State of Delaware, and changed its name to Reviva Pharmaceuticals Holdings, Inc. Prior to the completion of the Business Combination, the Company was a shell company. Following the Business Combination, the business of Old Reviva is the business of the Company.

Old Reviva was incorporated in the state of Delaware on May 1, 2006 and its subsidiary, Reviva Pharmaceuticals India Pvt. Ltd., was incorporated on December 23, 2014. Tenzing was formed pursuant to the laws of the British Virgin Islands on March 20, 2018.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, (the “Sarbanes Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Tenzing’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common equity held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

Corporate Information

Our principal offices are located at 19925 Stevens Creek Blvd., Suite 100, Cupertino, CA 95014, and our telephone number is (408) 501-8881. Our website address is http://revivapharma.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

THE OFFERING

The following summary of the offering contains basic information about the offering and our securities and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our securities, please refer to the section titled “Description of Securities.”

We are registering the issuance by us of 6,881,313 shares of Common Stock that may be issued from time to time upon exercise of the Public Warrants and Private Warrants. We are also registering the resale by the selling securityholders named in this prospectus or their permitted transferees of (i) up to 2,396,070 shares of Common Stock and (ii) 15,183 Private Warrants.

Issuance of Common Stock Underlying Public Warrants and certain Private Warrants	6,881,313 shares of Common Stock

Common Stock Offered by Selling Securityholders	2,396,070 shares of Common Stock

Warrants Offered by the Selling Securityholders	15,183 Private Warrants

Common Stock Outstanding	14,433,286 shares of Common Stock as of December 31, 2021

Use of Proceeds

All of the shares of Common Stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the Public Warrants or the Private Warrants to the extent such Public Warrants or Private Warrants, as applicable, are exercised with cash.

Risk Factors	You should read the section entitled “Risk Factors” in this prospectus for a discussion of the factors to consider carefully before deciding to invest in shares of our Common Stock.

Trading Market and Ticker Symbol	Our Common Stock and warrants are listed on Nasdaq Capital Market under the symbols “RVPH” and “RVPHW,” respectively.

The 14,433,286 shares of Common Stock outstanding as of December 31, 2021 as reported above excludes the following securities as of that date:

●	192,898 shares of our Common Stock issuable upon the exercise of stock options, with a weighted-average exercise price of $8.46 per share;

●	17,917,031 shares of our Common Stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $6.17 per share; and

●	1,257,334 other shares of our Common Stock reserved for future issuance under our 2020 Equity Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing any of the securities you should carefully consider the risk factors incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K and any subsequent updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Additional Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain, and our officers and representatives may from time to time make, “forward-looking statements”  within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “goal,” “seek,” “project,” “strategy,” “likely,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are neither historical facts, nor should they be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our ability to maintain the listing of the Common Stock and warrants on Nasdaq;

●	our ability to grow and manage growth economically;

●	our ability to retain key executives and medical and science personnel;

●

the impact of the COVID-19 pandemic, and related responses of businesses and governments to the pandemic, on our operations and personnel, on commercial activity in the markets in which we operate and on our results of operations;

●	the possibility that our products in development succeed in or fail clinical trials or are not approved by the U.S. Food and Drug Administration or other applicable authorities;

●	the possibility that we could be forced to delay, reduce or eliminate our planned clinical trials or development programs;

●	our ability to obtain approval from regulatory agents in different jurisdictions for our current or future product candidates;

●	changes in applicable laws or regulations;

●	changes to our relationships within the pharmaceutical ecosystem;

●	our current and future capital requirements to support our development and commercialization efforts and our ability to satisfy our capital needs;

●	the accuracy of our estimates regarding expenses and capital requirements, including estimated costs of our clinical studies.

●	our limited operating history;

●	our history of operating losses in each year since inception and expectation that we will continue to incur operating losses for the foreseeable future;

●	changes in the markets that we target;

●	our ability to maintain or protect the validity of our patents and other intellectual property;

●	our exposure to any liability, protracted and costly litigation or reputational damage relating to data security;

●	our ability to develop and maintain effective internal controls; and

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein and in the documents incorporated by reference herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Factors that may affect our results include, but are not limited to, the risks and uncertainties discussed in the “Risk Factors” section on page 4 of this prospectus, in our Annual Report on Form 10-K or in other reports we file with the Securities and Exchange Commission.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus and in the documents incorporated by reference in this prospectus are based on information available to us on the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

You should rely only on the information in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it.

USE OF PROCEEDS

All of the shares of Common Stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the Public Warrants or the Private Warrants to the extent such Public Warrants or Private Warrants, as applicable, are exercised with cash.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of:

●	115,000,000 shares of Common Stock, par value $0.0001 per share; and

●	10,000,000 shares of preferred stock, par value $0.0001 per share.

As of close of business on March 10, 2022, there were 15,133,286 shares of our Common Stock issued and outstanding and no shares of our preferred stock were issued and outstanding.

The additional shares of our authorized capital stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our amended and restated certificate of incorporation and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Voting. The holders of our Common Stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent pursuant to written consent). When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast on such matter, except where a different vote is required by law, by the rules or regulations of any stock exchange applicable to us, or pursuant to any regulation applicable to us or our securities, or matters relating solely to the terms of preferred stock, in which case, such different vote shall apply. A majority in voting power of the shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

Dividends. The holders of our Common Stock are entitled to receive, ratably, dividends only if, when and as declared by our board of directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over our Common Stock.

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over our Common Stock.

Conversion Right. The holders of our Common Stock have no conversion rights.

Preemptive and Similar Rights. The holders of our Common Stock have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to our Common Stock. All of the outstanding shares of our Common Stock are fully-paid and non-assessable.

Transfer Restrictions. Shares of our Common Stock are subject to transfer restrictions. Holders of our Common Stock may not transfer their securities unless (a) a registration statement is in effect under the Securities Act covering the proposed transfer and such transfer is made in accordance with such registration statement or (b) the securities are transferred in a transaction exempt from the registration requirements of the Securities Act and any related requirements imposed by applicable state securities laws. In the case of any transfer permitted under clause (b), the holder must notify us in writing of the proposed transfer and furnish us with an opinion of counsel, reasonably satisfactory to us, that the transfer will not require registration under the Securities Act or any applicable state securities laws. Each certificate representing a security contains a legend referring to this restriction on transfer and any legends required by state securities laws.

Transfer Agent and Registrar

Continental Stock Transfer and Trust, located at 1 State Street 30th Floor, New York, NY 10004, is the transfer agent and registrar for our Common Stock.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, with such designations, rights, and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock could have the effect of restricting dividends on our Common Stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, or delaying or preventing a change in control of our company.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

●	the title and stated value;

●	the number of shares offered, the liquidation preference per share and the purchase price;

●	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	the procedures for any auction and remarketing, if any;

●	the provisions for a sinking fund, if any;

●	the provisions for redemption, including any restriction on repurchase or redemption while there is any arrearage in the payment of dividends or sinking fund installments, if applicable;

●	any listing of the preferred stock on any securities exchange or market;

●	whether the preferred stock will be convertible into our Common Stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

●	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

●	voting rights, if any, of the preferred stock;

●	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

●

any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up our Company.

Warrants

As of March 10, 2022, there were Warrants outstanding to purchase an aggregate of 6,881,313 shares of Common Stock.

Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described in this prospectus. No Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants is not effective, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire December 14, 2025 at 5:00 p.m., New York City time or earlier redemption.

The Private Warrants are identical to the Public Warrants except that such Private Warrants will be exercisable for cash (even if a registration statement covering the issuance of the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. In addition, for as long as the Private Warrants are held by Maxim (or its designees or affiliates), they may not be exercised after five years from the effective date of the registration statement relating to the IPO.

We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the Public Warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●

if, and only if, the reported last sale price of the Common Stock equals or exceeds $21.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the notice of redemption to holders of the Public Warrants, and

●

if, and only if, there is a current registration statement in effect with respect to the issuance of the shares of Common Stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Public Warrants has been established at a price which is intended to provide the holders thereof a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the Public Warrants and the fair market value by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. For example, if a holder held 150 Public Warrants to purchase 150 shares of Common Stock and the fair market value on the trading date prior to exercise was $15.00, that holder would receive 35 shares without the payment of any additional cash consideration. Whether we will exercise our option to require all holders to exercise their Public Warrants on a “cashless basis” will depend on a variety of factors including the price of our Common Stock at the time the Public Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or a recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The holders of the Warrants do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by our shareholders.

Except as described above, no Public Warrants will be exercisable and we will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such Public Warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Private Warrants. Under the terms of the warrant agreement, we have agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants until the expiration of the Public Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants, holders will be unable to exercise their Public Warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the Public Warrants is not current or if the shares of Common Stock are not qualified or exempt from qualification in the jurisdictions in which the holders of the Public Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Public Warrants may have no value, the market for the Public Warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

The warrant agent for the Warrants is Continental Stock Transfer & Trust Company.

Anti-takeover Effects of Delaware Law and our Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation, our bylaws and the DGCL each contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Common Stock. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of our board of directors then in office, except that holders of one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which apply so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

Our amended and restated certificate of incorporation provides that our board of directors will determine the number of directors who will serve on our board of directors, subject to the rights of the holders of any series of preferred stock to elect additional directors. The exact number of directors will be fixed solely and exclusively by resolution duly adopted from time to time by our board of directors.

Our amended and restated certificate of incorporation provides that any vacancy on our board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the death, resignation, disqualification or removal of a director, may be filled only by a majority of the directors then in office, even if less than a quorum, subject to the rights, if any, of the holders of preferred stock.

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director.

Business Combinations

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

●

prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

●

on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Such provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum

Our bylaws provide that at any meeting of our board of directors, a majority of the directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting.

General Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of stockholders may be called only by our board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of our board of directors, subject to the rights, if any, of the holders of any series of preferred stock.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received by the Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the date of the preceding annual meeting of stockholders (for the purposes of the first annual meeting of our stockholders following the adoption of our bylaws, a stockholder’s notice must be received by the Secretary at the Company’s principal executive offices not later than (i) 90 days prior to the date of the first annual meeting or (ii) less than 10 days following the date the first annual meeting is publicly announced). Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow our board of directors or a committee of our board of directors to determine whether a nomination or any business proposed to be brought before a special meeting of the stockholders was made in accordance with our bylaws. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Amendment Provisions

Our amended and restated certificate of incorporation and our bylaws provide that our board of directors, by the affirmative vote of a majority of our board of directors, is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware. Any amendment, alteration, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

Our amended and restated certificate of incorporation provides that it may be amended, altered, changed or repealed in accordance with the DGCL.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any of our directors or officers arising pursuant to, or a claim against the Company or any director or officer of the Company with respect to the interpretation or application of any provision of, the DGCL, our amended and restated certificate of incorporation or our bylaws or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine will, to the fullest extent permitted by law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable. Although we believe this provision benefits it by providing increased consistency in the application of Delaware law in believe types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended; provided, however, that this provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Potential Effects of Authorized but Unissued Stock

We have shares of Common Stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved Common Stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our amended and restated certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Listing

Our Common Stock and Warrants are listed on Nasdaq under the symbol “RVPH” and “RVPHW”, respectively.

SELLING SECURITYHOLDERS

The Common Stock and Private Warrants being offered by the Selling Securityholders are those previously issued to the Selling Securityholders. For additional information regarding the issuances of those shares of Common Stock and Private Warrants, see the Introductory Note to this Registration Statement. We are registering the shares of Common Stock and Private Warrants in order to permit the Selling Securityholders to offer the securities for resale from time to time.

The table below lists the Selling Securityholders and other information,  to our knowledge, about the beneficial ownership of the shares of Common Stock and Private Warrants by each of the Selling Securityholders. The second and sixth columns list the number of Private Warrants and shares of Common Stock, respectively, beneficially owned by each Selling Securityholder, based on its ownership of the Private Warrants and shares of Common Stock, as of March 1, 2022. The third and seventh columns list the Private Warrants and shares of Common Stock, respectively being offered by this prospectus by the Selling Securityholders. Under the terms of the Private Warrants, a Selling Securityholder may elect to be subject to a restriction preventing the exercise the Private Warrants to the extent such exercise would cause such Selling Securityholders, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 9.8% of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Private Warrants which have not been exercised (the “Beneficial Ownership Blocker”). The table below does not reflect this limitation for any Selling Securityholder that has made such election.

In accordance with the terms of certain registration rights agreements and other arrangements with the Selling Securityholders, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock issued to the Selling Securityholders pursuant to such arrangements in the Introductory Note described above and (ii) the maximum number of shares of Common Stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the Securities and Exchange Commission, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants.

Under the terms of the Private Warrants, if affirmatively elected by a holder thereof, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 9.8% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the sixth column does not reflect this limitation. The Selling Securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Securityholder	Private Warrants Beneficially Owned Prior to Offering	Private Warrants Available Pursuant to this Prospectus	Existing Warrants Beneficially Owned After Offering	Percentage of Private Warrants Beneficially Owned After Offering(1)	Common Stock Beneficially Owned Prior to Offering		Common Stock Available Pursuant to this Prospectus	Common Stock Beneficially Owned After Offering	Percentage of Common Stock Beneficially Owned After Offering (2)
Maxim Partners LLC (3)	15,813	15,813	-	-	31,626	(4)	31,626	-	-
Parag Saxena (5)	-	-	-	-	2,302,209	(6)	871,337	1,430,872	9.45%
Rahul Nayar (7)	-	-	-	-	413,380		413,380	-	-
Atanuu Agarrwal (8)	-	-	-	-	48,940		48,940	-	-
Gonzalo Cordova (9)	-	-	-	-	25,250		25,250	-	-
Nina Shapiro Living Trust (10)	-	-	-	-	24,792		24,792	-	-
William Campbell (11)	-	-	-	-	10,000		10,000	-	-
Vikas Thapar (12)	-	-	-	-	10,000		10,000	-	-
Vedanta Associates, LP (5)	-	-	-	-	99,539		99,539	-	-
Binggo Investments Limited	-	-	-	-	91,639		91,639	-	-
Pavilion Irrevocable Trust 2020	-	-	-	-	82,824		82,824	-	-
Sanoch Management LLC (11)	-	-	-	-	59,168		59,168	-	-
Article Eleventh Trust u/w Alan Slifka f/b/o Randy Slifka Trustee	-	-	-	-	47,059		47,059	-	-
Bidyut Sen	-	-	-	-	44,769		44,769	-	-
Vijay Kewalramani	-	-	-	-	40,408		40,408	-	-
Cortlandt Private Capital, LLC	-	-	-	-	29,584		29,584	-	-
Tanya Saxena Trust 2016	-	-	-	-	18,824		18,824	-	-
Siddharth Saxena Trust 2016	-	-	-	-	18,824		18,824	-	-
Gaurav Saxena Trust 2016	-	-	-	-	18,824		18,824	-	-
Margaret Riley	-	-	-	-	14,792		14,792	-	-
Adva Capital Pte. Limited	-	-	-	-	18,402		18,402	-	-
Triple SSS Partnership, LP	-	-	-	-	8,892		8,892	-	-
Andrew (Indur) Kirpalani	-	-	-	-	4,629		4,629	-	-
Madhukar Pandya	-	-	-	-	51,400		2,400	49,000	*
Girish V. Reddy	-	-	-	-	2,314		2,314	-	-
Girish V. Reddy 2012 Trust	-	-	-	-	2,314		2,314	-	-
Raj Associates Family Limited Partnership	-	-	-	-	2,312		2,312	-	-
Riaz Lakhani	-	-	-	-	7,976		6,540	1,436	*
Vinod Reddy Kaila and Vijaya Lakshmi Kaila, as Joint Tenant with Right of Survivorship	-	-	-	-	22,597		6,540	16,057	*
Pravin D. Mehta	-	-	-	-	89,344		15,700	73,644	*
Pranav Shukla	-	-	-	-	105,995		26,163	79,832	*
Mukesh C. Gandhi and Kiran M. Gandhi as Joint Tenant with Right of Survivorship	-	-	-	-	58,103		15,700	42,403	*
Kauser Sharieff	-	-	-	-	12,833		6,540	6,293	*
IntegraNet PhysicianResources, Inc	-	-	-	-	30,694		18,321	12,373	*
Harsadbhai D. Patel	-	-	-	-	77,979		9,160	68,819	*
Harsadbhai D. Patel and Dharmishtha H. Patel as Joint Tenant with Right of Survivorship	-	-	-	-	123,765		54,946	68,819	*
Firdos Sheikh Family Trust	-	-	-	-	177,715		13,081	164,634	*
Dev A. GnanaDev M.D.	-	-	-	-	17,297		9,246	8,051	*
Jayaprakash Vijayan	-	-	-	-	13,838		7,398	6,440	*
2001 S&P Mehta Revocable Trust u/a dtd 8/16/01	-	-	-	-	9,824		4,994	4,830	*
Sethuram Family Living Trust u/a dtd 6/6/98	-	-	-	-	6,919		3,699	3,220	*
Shah Family Revocable Trust u/a dtd 8/23/07	-	-	-	-	3,459		1,849	1,610	*
The Khanna 2002 Revocable Trust	-	-	-	-	3,459		1,849	1,610	*
Vaswani Trust u/a Dtd 12/30/1996	-	-	-	-	2,075		1,109	966	*
Nanda Family Trust of 1999	-	-	-	-	2,075		1,109	966	*
Raman Revocable Trust u/a dtd 7/16/1998	-	-	-	-	2,075		1,109	966	*
Sardana Irrevocable Childrens Trust U/A DTD 4/19/2017	-	-	-	-	2,076		1,109	967	*
The Anand Jagannathan Living Trust u/a dtd 1.24.14	-	-	-	-	1,731		926	805	*
Sohag Desai	-	-	-	-	1,731		926	805	*
Anand Patel	-	-	-	-	37,000		22,241	14,759	*
Ambis Holding LLC	-	-	-	-	149,672		65,409	84,263	*
Sameer Thakur	-	-	-	-	46,093		13,081	33,012	*
Nikhil Thakur	-	-	-	-	46,093		13,081	33,012	*
Thakur Family Trust	-	-	-	-	46,093		13,081	33,012	*
Indru Bhatia and Nancy Bhatia Joint Tenant with Right of Survivorship	-	-	-	-	47,194		18,321	28,873	*

*	Represents less than 1%.
(1)	Percentage is based on 15,813 Private Warrants outstanding as of March 1, 2022.
(2)	Percentage is based on 15,133,286 shares of Common Stock outstanding as of March 1, 2022.
(3)

Maxim Partners LLC is the parent of registered broker-dealer Maxim Group LLC. Maxim Partners, LLC was an original stockholder of our Company prior to the Business Combination and its subsidiary, Maxim Group LLC, served as the underwriter of Tenzing’s IPO. Michael Rabinowitz is deemed to have power to vote or dispose of the reported securities offered hereby.

(4)	Consists of (i) 15,813 shares of Common Stock and (ii) 15,813 shares of Common Stock issuable upon exercise of Private Warrants.
(5)

Mr. Saxena is currently the Chairman of our board of directors and was also the Chairman of the board of directors of Tenzing prior to the Business Combination. Vedanta Partners, LLC is the general partner of Vedanta Associates, LP. Vedanta Partners, LLC has voting and dispositive power over the securities held by Vedanta Associates, LP. Parag Saxena is the majority owner of Vedanta Partners, LLC and controls Vedanta Partners, LLC, and may be deemed to be the beneficial owner of such securities. Mr. Saxena, however, disclaims beneficial ownership over any securities owned by Vedanta Associates, LP. in which he does not have any pecuniary interest.

(6)

Based on the information provided in the Schedule 13D/A filed with the SEC on June 3, 2021 by Mr. Saxena with respect to himself, Vedanta Associates, L.P., Beta Operators Fund, L.P., Vedanta Associates-R, L.P. and Vedanta Partners, LLC. Includes (a) 99,539 shares held by Vedanta Associates, L.P. (b) 399,000 shares held by Beta Operators Fund, L.P. (c) 931,000 shares held by Vedanta Associates-R, L.P . Vedanta Partners, LLC is the general partner of Vedanta Associates, L.P and Vedanta Associates-R, L.P. Vedanta Associates, L.P. is the general partner of Beta Operators Fund, L.P. Vedanta Partners, LLC has voting and dispositive power over the securities held by Vedanta Associates, L.P. and Vedanta Associates-R, L.P. Vedanta Associates, LP. has voting and dispositive power over securities held by Beta Operators Fund L.P. Parag Saxena is the majority owner of Vedanta Partners, LLC and controls Vedanta Partners, LLC, Vedanta Associates-R, L.P. and Beta Operators Fund, L.P. and may be deemed to be the beneficial owner of such securities. Mr. Saxena, however, disclaims beneficial ownership over any securities owned by Vedanta Associates, L.P. Vedanta Associates-R, L.P. and Beta Operators Fund, L.P in which he does not have any pecuniary interest and (d) 1,333 shares of Common Stock issuable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 1, 2022. Does not include (a) 299,250 shares of Common Stock issuable upon the exercise of 399,000 warrants held by Beta Operators Fund, L.P. which are subject to a 4.99% beneficial ownership limitation blocker, (b) 698,250 shares of Common Stock issuable upon the exercise of 931,000 warrants held by Vedanta Associates-R, L.P. which are subject to a 4.99% beneficial ownership limitation blocker and (c) 7,967 shares of Common Stock issuable upon the exercise of stock options held by Mr. Saxena that are not exercisable within 60 days of March 1, 2022.

(7)	Mr. Nayar was the Chief Executive Officer and a director of Tenzing since its inception and resigned from such positions on December 14, 2020 in connection with the Business Combination.
(8)	Mr. Agarrwal was the Vice President of Tenzing since its inception and resigned from such position on December 14, 2020 in connection with the Business Combination.
(9)	Mr. Cordova was the Chief Financial Officer of Tenzing since its inception and resigned from such position on December 14, 2020 in connection with the Business Combination.
(10)

Nina Shapiro is the sole trustee and beneficiary of the Nina Shapiro Living Trust. Ms. Shapiro was a director of Tenzing since its inception and resigned from such position on December 14, 2020 in connection with the Business Combination.

(11)

Mr. Campbell was a director of Tenzing since its inception and resigned from such position on December 14, 2020 in connection with the Business Combination. Mr. Campbell is the control person of Sanoch Management LLC, and is deemed to have power to vote or dispose of the reported securities offered hereby.

(12)	Mr. Thapar was a director of Tenzing since its inception and resigned from such position on December 14, 2020 in connection with the Business Combination.

PLAN OF DISTRIBUTION AND DETERMINATION OF OFFERING PRICE

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person or entity to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Company agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person or entity engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M under the Exchange Act, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Securityholders or any other person. The Company will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements as of and for the year ended December 31, 2021 and 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by Armanino LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at https://reviva pharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022;

●	our Current Reports on Form 8-K filed with the SEC on January 31, 2022 and February 1, 2022 (other than any portions thereof deemed furnished and not filed); and

●

the description of our Common Stock contained in our Registration Statement on Form 8-A12B filed with the Commission on August 20, 2018 pursuant to Section 12(b) of the Exchange Act, as updated by the Description of Securities set forth on Exhibit 4.1 to our Annual Report on Form 10-K filed with the Commission on March 22, 2021, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Reviva Pharmaceuticals Holdings, Inc., Attn: Chief Financial Officer, 19925 Stevens Creek Blvd., Suite 100, Cupertino, CA, 95014. You may also direct any requests for documents to us by telephone at (408) 501-8881 or e-mail at info.rp@revivapharma.com.